Exhibit 99.1
ASPEN INSURANCE HOLDINGS REPORTS
SECOND QUARTER AND FIRST HALF 2008 RESULTS
▪	Second quarter 2008 net income of $126.9 million, up 10.6% over the same quarter last year.

▪	Combined ratio of 78.2% for Q2 2008 versus 88.4% in Q2 2007.

▪	Second quarter 2008 net investment income of $70.5 million, up 80.3% from Q1 2008.

▪	Annualized operating ROE for the quarter of 21.2% versus 19.7% in Q2 2007.

▪	Q2 2008 diluted earnings per share of $1.44 up 26.2% versus $1.14 in Q2 2007.

▪	Book value per share of $29.84, up 22.1% versus Q2 2007.
HAMILTON, BERMUDA, July 30, 2008 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported net income for the second quarter of 2008 of $126.9 million and diluted earnings per share of $1.44, an increase of 26.3% over the same quarter last year. The combined ratio was 78.2%, comparing favorably to 88.4% in the same quarter last year. Annualized operating return on equity was 21.2%, an increase of 1.5 percentage points compared with the second quarter of 2007. Book value per share increased 22.1% to $29.84 when compared to the second quarter of 2007.
Second Quarter Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q2 2008	Q2 2007	Change
Gross written premium	$528.8	$503.5	5.0%
Net earned premium	$397.3	$451.2	(11.9)%
Net investment income	$70.5	$78.8	(10.5)%
Net income after tax	$126.9	$114.7	10.6%
Diluted earnings per share	$1.44	$1.14	26.3%
Operating return on equity	21.2%	19.7%
Combined ratio	78.2%	88.4%
Book value per share	$29.84	$24.44	22.1%
Diluted book value per share	$28.99	$23.63	22.7%

First Half 2008 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	H1 2008	H1 2007	Change
Gross written premium	$1,125.0	$1,140.0	(1.3)%
Net earned premium	$788.9	$890.2	(11.4)%
Net investment income	$109.6	$146.3	(25.1)%
Net income after tax	$208.1	$236.6	(12.1)%
Combined ratio	81.7%	83.9%
Operating return on equity	16.6%	21.1%
Diluted earnings per share	$2.23	$2.40	(7.1)%
Chris O’Kane, Chief Executive Officer said, “Aspen had a strong quarter and delivered results ahead of our expectations including net income of $126.9 million, operating ROE of 21.2%, EPS of $1.44 and a combined ratio of 78.2%. Our solid underwriting performance demonstrates our well diversified portfolio and stringent risk selection criteria.”
Second Quarter 2008 Operating Highlights
▪	Second quarter combined ratio of 78.2% reflects Aspen’s benign catastrophe loss experience against a backdrop of significant industry losses in the U.S. Midwest.
▪	Commenced writing business in our new Lloyd’s syndicate, Syndicate 4711.
▪	Repurchased $100 million ordinary shares under our share repurchase program.
▪	Launch of our Singapore branch at the end of June.
▪	$40 million favorable prior year claims development for the quarter across all segments.
▪	Improving performance from our U.S. insurance business.
▪	Book value per share of $29.84 increased from $24.44 a year ago, up 22.1%.
▪	Eleventh consecutive quarterly increase in book value per share, up 2.1% in the quarter.
Business Segment Highlights
A summary of the operating highlights for each of Aspen’s four business segments is presented below.
Property Reinsurance
The property reinsurance segment recorded a combined ratio of 65.0% for the quarter, a 12.3 percentage point improvement over the same period in 2007, with no significant loss activity in the second quarter 2008. On a year to date basis the combined ratio of 64.2% compares favorably to 73.0% recorded in the first half of 2007. Aspen’s exposure to the storms and floods in the U.S. Midwest is within our expectations. The prior year was impacted by catastrophe losses from windstorm Kyrill and the June U.K. Floods. Gross written premium decreased by 10.4% compared with the second quarter of 2007, and 7.2% year to date.

Casualty Reinsurance
The combined ratio for the quarter for the casualty reinsurance segment improved to 91.5% from 94.7% in the second quarter of 2007. The improvement in the combined ratio was due largely to $24.0 million of reserve releases during the quarter reflecting favorable loss experience from a number of classes in this segment including international casualty and U.S. casualty reinsurance. The combined ratio for the second quarter of 2007 included $4.6 million of reserve strengthening. On an accident year basis the combined ratio for the first half of 2008 was 100.6%. Gross written premium in this segment was down by 28.5% compared to the second quarter of 2007, and down by 21.1% for the first half of this year versus the same period in 2007. The reduction in written premium was primarily due to our rigorous risk selection criteria in challenging market conditions in addition to downward premium adjustments and commutations in our international and U.S. casualty lines.
International Insurance
The international insurance segment reported a combined ratio for the second quarter of 79.2% compared with 88.0% for the same period in 2007. The loss ratio for the segment has improved to 51.3% in the second quarter of 2008 from 61.3% for the second quarter in 2007. This improvement was driven by more favorable loss experience this quarter compared with 2007, which was adversely impacted by large losses on the marine hull and U.K. commercial property business lines during that period. On a year to date basis the combined ratio was 87.1% compared with 85.5% last year. Gross written premium for the quarter was up by 30.2% at $258.9 million, reflecting the incremental contributions from lines of business such as political risk, excess casualty insurance and professional lines.
U.S. Insurance
The combined ratio for the U.S. insurance segment was 91.0%, down significantly from 122.6% for the second quarter of 2007. Year to date, the combined ratio was 96.6%, down from 107.7% in 2007. Gross written premium on a year to date basis has increased 3.7% when compared to the same period last year.  Our property book has changed significantly with greater diversity and reduced loss activity.
Investment Performance
Net investment income for the quarter was $70.5 million compared with $78.8 million in the second quarter of 2007, due primarily to the performance of our fund of hedge funds and a slight reduction in book yield. This was a significant improvement on the first quarter of 2008 as a result of the positive contribution from the funds of hedge funds. Funds of hedge funds contributed $10.8 million in the quarter against the backdrop of volatile market conditions. Net investment income year to date was $109.6 million compared with $146.3 million in the first half of 2007 with the decrease attributable mainly to the reduced contribution from our investments in funds of hedge funds. The quarter also included $88.6 million of net unrealized investment losses on the fixed term bond portfolio. The book yield on the fixed income element of our portfolio has remained stable at 4.8% when compared to the end of the first quarter of 2008, and decreased marginally when compared with 4.9% at the end of the second quarter in 2007. The average credit quality of our fixed income book is AA+, with 89% of the portfolio being graded A or higher.
Capital Management
On May 13, 2008, Aspen repurchased $100 million of ordinary shares representing approximately 4% of Aspen’s market capitalization at that date. The share repurchase of $100 million was funded from cash on hand of the Company.
Outlook for 2008
The Company expects that for the remainder of 2008 pricing will continue to soften in most lines. Total gross written premium levels will remain within the original guidance of $1.8 billion +/- 5%. Volatility in the capital and equity markets is expected to continue throughout the remainder of the year and as a result guidance for investment income has been revised to a range of $230 million to $265 million, with fixed income and short-term investments expected to contribute $230 million to $245 million and funds of hedge funds are expected to contribute less than $20 million. The assumed cat load has also been revised to $115 million for the full year reflecting experience of the half year. Estimated return on average equity is unchanged in the range of 13.0% to 16.0% for 2008, assuming normal loss experience for the remainder of the year.
Earnings conference call
Aspen will hold a conference call to discuss its financial results on Thursday, July 31, 2008 at 8:30 a.m. (Eastern Time).
CONFERENCE CALL PARTICIPATION DETAILS – July 31, 2008 at 8:30 a.m. (EST)

Participant Dial-In Numbers:	+1 (888) 459-5609 (US Toll Free)
+1 (404) 665-9920 (International)
Conference ID:	51488921
Please call to register at least 10 minutes before the conference call begins.
The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website, which is located at www.aspen.bm. The earnings press release and a detailed financial supplement will be posted to the website, as well as a brief slide presentation which may be used for reference during the earnings call.
REPLAY DETAILS
A replay of the call will be available for 10 days via telephone and Internet starting two hours following the end of the live call.

Replay Access:	+1 (800) 642-1687 (US Toll Free)
+1 (706) 645-9291 (International)
www.aspen.bm
Replay ID:	51488921

Investor Contact:
Aspen Insurance Holdings Limited
Tania Kerno, Head of Communications	T: +44 (0) 20 7184 8855
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
(Unaudited)

(in US$ millions except for per share data)	As at June 30, 2008	As at December 31, 2007
ASSETS
Total investments	$5,361.6	$5,227.3
Cash and cash equivalents	620.8	651.4
Reinsurance recoverables	330.6	381.7
Premiums receivables	792.0	575.6
Other assets	394.1	365.3

Total assets	$7,499.1	$7,201.3

LIABILITIES
Losses and loss adjustment expenses	$2,944.4	$2,946.0
Unearned premiums	1,018.9	757.6
Other payables	432.4	430.6
Long-term debt	249.5	249.5

Total liabilities	$4,645.2	$4,383.7

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,853.9	2,817.6

Total liabilities and shareholders’ equity	$7,499.1	$7,201.3

Book value per share	$29.84	$27.95
Diluted book value per share (treasury stock method)	$28.99	$27.08

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
(Unaudited)

	Three Months Ended	Three Months Ended
(in US$ millions except for percentages)	June 30, 2008	June 30, 2007
UNDERWRITING REVENUES
Gross written premiums	$528.8	$503.5
Premiums ceded	(22.8)	(85.0)

Net written premiums	506.0	418.5
Change in unearned premiums	(108.7)	32.7

Net earned premiums	397.3	451.2

UNDERWRITING EXPENSES
Losses and loss expenses	188.3	272.7
Acquisition expenses	65.0	81.7
General and administrative expenses	57.1	44.4

Total underwriting expenses	310.4	398.8

Underwriting income	86.9	52.4

OTHER OPERATING REVENUE
Net investment income	70.5	78.8
Interest expense	(4.0)	(4.4)

Total other operating revenue	66.5	74.4

Other income	—	1.9

OPERATING INCOME BEFORE TAX	153.4	128.7
OTHER
Net realized and unrealized exchange gains (losses)	(5.0)	8.0
Net realized and unrealized investment gains (losses)	0.8	(5.6)

INCOME BEFORE TAX	149.2	131.1
Income taxes expense	(22.3)	(16.4)

NET INCOME AFTER TAX	126.9	114.7
Dividends paid on ordinary shares	(12.8)	(13.2)
Dividends paid on preference shares	(7.0)	(7.0)

Retained income	$107.1	$94.5

Components of net income (after tax)
Operating income	$131.2	$110.8
Net realized and unrealized exchange gains (losses) (after tax)	(5.0)	8.0
Net realized and unrealized investment gains (losses) (after tax)	0.7	(4.1)

NET INCOME AFTER TAX	$126.9	$114.7

Loss ratio	47.4%	60.5%
Policy acquistion expense ratio	16.4%	18.1%
General and administrative expense ratio	14.4%	9.8%
Expense ratio	30.8%	27.9%
Combined ratio	78.2%	88.4%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in US$ except for number of shares)	2008	2007	2008	2007
Basic earnings per ordinary share
Net income adjusted for preference share dividend	$1.44	$1.22	$2.31	$2.53
Operating income adjusted for preference dividend	$1.49	$1.18	$2.30	$2.47
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$1.39	$1.19	$2.24	$2.46
Operating income adjusted for preference dividend	$1.44	$1.14	$2.23	$2.40

Weighted average number of ordinary shares outstanding (in millions)	83.513	88.205	84.512	88.014
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	86.010	90.827	86.980	90.634

Book value per ordinary share			$29.84	$24.44
Diluted book value (treasury stock method)			$28.99	$23.63

Ordinary shares outstanding at end of the period (in millions)			81.321	88.545
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			83.691	91.553

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
(Unaudited)

	Three Months Ended	Three Months Ended
(in US$ millions except for percentages)	June 30, 2008	June 30, 2007
Gross written premiums
Property Reinsurance	$170.5	$190.3
Casualty Reinsurance	56.8	79.4
International Insurance	258.9	198.9
U.S. Insurance	42.6	34.9

Total	$528.8	$503.5

Premiums ceded
Property Reinsurance	$5.0	$74.7
Casualty Reinsurance	2.3	1.3
International Insurance	7.3	2.0
U.S. Insurance	8.2	7.0

Total	$22.8	$85.0

Net written premiums
Property Reinsurance	$165.5	$115.6
Casualty Reinsurance	54.5	78.1
International Insurance	251.6	196.9
U.S. Insurance	34.4	27.9

Total	$506.0	$418.5

Net earned premiums
Property Reinsurance	$123.6	$144.3
Casualty Reinsurance	85.8	125.7
International Insurance	162.9	156.0
U.S. Insurance	25.0	25.2

Total	$397.3	$451.2

Underwriting profit
Property Reinsurance	$43.3	$32.7
Casualty Reinsurance	7.3	6.7
International Insurance	34.1	18.7
U.S. Insurance	2.2	(5.7)

Total	$86.9	$52.4

Combined ratio
Property Reinsurance	65.0%	77.3%
Casualty Reinsurance	91.5%	94.7%
International Insurance	79.2%	88.0%
U.S. Insurance	91.0%	122.6%
Total	78.2%	88.4%

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, the United States, the United Kingdom, Singapore and Switzerland. For the six months ended June 30, 2008, Aspen reported gross written premiums of $1,125.0 million, net income of $208.1 million and total assets of $7.5 billion. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the impact of deteriorating credit environment created by the sub-prime crisis and global credit crunch; a decline in the value of our investment portfolio or a rating downgrade of the securities in our portfolio; Aspen’s reliance on loss reports received from cedants and loss adjustors; Aspen’s reliance on industry loss estimates and those generated by modeling techniques; any changes in Aspen’s reinsurers’ credit quality; changes in assumptions on flood damage exclusions as a result of prevailing lawsuits and case law; the amount and timing of reinsurance recoverables and reimbursements actually received by Aspen from its reinsurers; the impact that our future operating results, capital position and rating agency and other considerations have on the execution of any capital management initiatives; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; the impact of any capital management activities on our financial condition; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events than our underwriting, reserving or investment practices have anticipated; evolving interpretive issues with respect to coverage after major loss events; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of Aspen’s loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage, which may affect our decision to purchase such coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s, A.M. Best Company or Moody’s Investors Service; changes in general economic conditions including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and other renewal periods in 2008 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors; decreased demand for Aspen’s insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulations, interpretations or tax laws in jurisdictions where Aspen conducts business; proposed and future changes to insurance laws and regulations, including with respect to U.S. state- and other government-sponsored reinsurance funds and primary insurers; Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by insurance regulators and prosecutors. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 29, 2008. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(1) Annualized Operating Return on Equity (“Operating ROE”) is a non-GAAP financial measure which divides operating income by average equity. Annualized Operating Return on Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 28 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average equity. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(2) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.
Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 28 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(3) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 26 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.